The vote by which the stockholders hold shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment and restatement is 9,000,000 shares of the 11,225,000 shares outstanding.



                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           INTEGRATED TECHNOLOGY GROUP

                                       I.

The name of this Corporation is Integrated Technology Group.

                                       II.

The Corporation is authorized to issue two classes of stock, designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000), $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), $0.01 par value per share.

Except as herein provided and as required by the laws of the State of Nevada, all voting rights of the Corporation shall be held by the holders of Common Stock.

The powers, preference, rights, restrictions, and other matters relating to Preferred Stock are as follows:

         (a) Distribution Upon Dissolution. In the event of any voluntary or
             -----------------------------
             involuntary liquidation (in whole or in part), dissolution or winding-up of this Corporation, the holders of the Common Stock and the Preferred Stock of this Corporation shall be paid out of the assets of this Corporation available for distribution to its stockholders in the following order of priority:

             (1) First, to the holders of the Preferred Stock an amount equal to
                 -----
                 all unpaid declared, accumulated dividends, if any, thereon, without interest.

             (2) Second, to the holders of the Preferred Stock an amount equal
                 ------
                 to $1.10 per share.

             (3) Third, thereafter, the remaining assets of this Corporation
                 -----
                 available for distribution to its stockholders shall be distributed among and paid to the holders of Common Stock.

         (b) Dividends. The holders of the Preferred Stock shall be entitled to
             ---------
             receive, equally and ratably, before any dividends are declared or paid upon any class or series of the capital stock of this Corporation ranking junior to Preferred Stock as to dividends, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends payable annually on the 31st day of December of each year (the "Dividend Payment Date") equal to $.10 per share of Preferred Stock of this Corporation. Dividends shall be cumulative and shall accrue in the amount specified above, whether or not declared, from and after the date of issue. With respect to shares of Preferred Stock issued or redeemed during a calendar year, dividends shall be prorated based upon the number of days such shares were outstanding during such calendar year.

             (1) If any dividends payable on the Preferred Stock with respect to any fiscal year of this Corporation are not paid for any reason, the right of the holders of the Preferred Stock to receive payment of such dividend shall not lapse or terminate, but such unpaid dividend or dividends shall accumulate and shall be paid without interest to the holders of the Preferred Stock, when and as authorized by the Board of Directors of this Corporation, before any sum or sums shall be set aside for or applied to the purchase, or redemption of the Preferred Stock or the purchase, redemption or other acquisition for value of any other class of stock and before any dividend shall be paid or declared, or any other distribution shall be ordered or made, upon any other class of stock.

             (2) No dividends shall be paid on the Preferred Stock at such time as such payment would violate Nevada law.

         (c) Redemption. The shares of Preferred Stock may be redeemed, in whole
             ----------
             or in part, at the option of this Corporation by resolution of its Board of Directors, at any time and from time to time after the date of issue, at the price per share payable in cash equal to $1.10 plus in each case an amount equal to all accrued and unpaid dividends thereon (whether or not declared) to the date fixed for redemption (herein called the "Redemption Date"), such sum being herein called the "Redemption Price." If less than the entire number of shares of Preferred Stock outstanding is at any one time redeemed by this Corporation, the shares to be redeemed shall be selected ratably among all holders in proportion to the number of shares of Preferred Stock held by each holder bears to the total number of such shares outstanding. Notice of any redemption of Preferred Stock, specifying the Redemption Price, and the time and place for redemption, shall be given by first-class mail, postage prepaid, mailed not more than thirty (30) nor less than ten (10) days prior to the Redemption Date to each holder of record of shares to be redeemed, at such holder's address as shown by the records of this Corporation. If less than all the shares owned by such holder are then to be redeemed, then holder shall also specify the number of shares and the certificate numbers thereof which are to be redeemed.

                                       III

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation.

                                       IV

To the fullest extent permitted by the Nevada General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer for (i) acts or omissions which involve intentional misconduct, forced or knowing violations of law or (ii) the payment of distributions in violation of Nevada General Corporation Law.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee or agent of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither the amendment nor repeal of this Article 4, nor the adoption of any provision of this Corporation's articles of incorporation inconsistent with this
Article 4, shall eliminate or reduce the effect of this Article 4 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 4, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       V.

The bylaws shall be adopted by the board of directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws.

     Signatures (Required):

/s/ H. Scott Holden                         /s/C. Sue Rushing
------------------------------              ------------------------
H. Scott Holden, President                  C. Sue Rushing, Secretary